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                                                           EXHIBIT 99.(a)(1)(I)



Dear Employees and Directors:

REMINDER - OFFER TO EXCHANGE CANCELLATION DATE APPROACHING

Whether you accept the Offer to Exchange or not, you need to make your election, sign the Election Form and deliver the Election Form to Elif Kuvvetli or Tim Marcotte for receipt NO LATER THAN 5:00 P.M. PACIFIC STANDARD TIME ON FRIDAY, DECEMBER 28, 2001.

If you have any questions, please do not hesitate to contact Elif Kuvvetli via e-mail at ekuvvetli@repeaters.com or by telephone at (408) 743-9400, or Tim Marcotte via e-mail at timm@repeaters.com or by telephone at (408) 743-9316.